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                                 Celeritek, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   Celeritek Shareholder Protective Committee
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                              THAN THE REGISTRANT)

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



                  QUESTIONS AND ANSWERS TO USE IN RESPONDING TO
                QUESTIONS ON BEHALF OF THE CELERITEK SHAREHOLDER
                              PROTECTIVE COMMITTEE

The Celeritek Shareholder Protective Committee believes Celeritek's present management has shown an inability to execute a successful business plan , and has demonstrated alack of interest until recently in exploring means to enhance shareholder value and as a general trend has protected management positions and Board seats at any cost. We have included in a question and answer format information that we believe demonstrates the basis for our concern. In light of this, we are asking that the current board be removed and the present management team be reevaluated.

All assertions in this document that are not documented statements of fact represent statements of opinion or belief on the part of the Committee.

Q:  Why do you want to remove the Celeritek Board?

A: As described in our proxy materials, we believe the incumbent board has repeatedly ignored the suggestions of shareholders that a sale of the Company should be explored. Only after we began our efforts to remove them did they engage Lehman Brothers to "explore alternatives" and only after our efforts did they announce (on March 25) certain measures to improve corporate governance. We are afraid that these late and half-hearted gestures will be reversed unless the Board is replaced.

Q:  Will you try to sell Celeritek to Anaren if your slate is elected?

A: We will certainly be willing to openly discuss all possible shareholder value enhancing alternatives with Anaren and any other interested parties. Also, we note the Company announced that Lehman Brothers was hired to identify alternatives. We think that with a new open minded board in place to give Lehman Brothers direction successful progress is more likely.

Q:  Who is the Celeritek Shareholder Protective Committee and why was it formed?

A: The Celeritek Shareholder Protective Committee was formed by shareholders of Celeritek due to years of disappointing results generated by the management and Board of Directors of Celeritek. Two of our members, B. Riley and Company, Inc. and Bricoleur Partners, have been involved with Celeritek, either through providing research or ownership of shares, for over 4 years. Other members include shareholders Lloyd Miller and Kevin Douglas.

The Committee was formed to explore possible changes to Celeritek's management and/or Board of Directors that could result in enhanced shareholder value.

Q: Why do you believe there are buyers for the Company? Management has discounted Anaren's interest and stated they have not been approached by other parties in quarterly conference calls.

A: We disagree with the assessment and claims of Celeritek's management and instead believe there are several parties interested in acquiring the Company's defense business that either have previously been rebuffed, or have declined to approach Celeritek due to management's outward disinterest in reviewing a possible transaction, or are concerned with Celeritek's continued losses and ill fated dedication to its semiconductor business. Most importantly, we do not believe Celeritek's claim that they not been approached. There have been numerous discussions during the company's conference calls where frustrated shareholders express their concerns that management has not been open to offers. While publicly available transcripts go back only to January, 2002, it is clear that this issue has been discussed for some time. We highlight a few here:

Celeritek Q3 2002 Conference Call:  January 16, 2002

Q: And I guess you are seeing a lot of competitors continue to consolidate? And strategically, still this has been my question for over a year now. [Emphasis added] Wouldn't you guys be better off as a portion of a larger company that . . .. ."

Celeritek Q4 Call, May 8, 2002

Q: I just looked at the situation, it sounds to me like we are looking at another tough year for you guys. We are the only firm out there with the buy rating and looking forward and looking at your stock, would it make sense for the Company given the outlook of another flat year, last year was basically a down year, would it make sense for the company to merge with another company in the space, take out some of the costs and see if there are some synergies?

A: .....As far as combining the Company with other companies that is a question that is being discussed on these phone calls numerous times. I've always believed that the Company is available for sale whoever wants to buy it at a reasonable price, and the question is always what is a reasonable price? I have not received a reasonable offer or any kind of offer to really talk about it. The Company has a very strong balance sheet. We have a lot of good technology and I believe when the market turns around we will recover and we will be a very strong player.

Q:  Let me ask you this.  If you guys receive offers that would indicate

A:  (interrupts) I did not indicated we received any offers.

This strikes the Committee as disingenuous in light of the following quote from Anaren's Schedule 13D filing on May 8, 2002

Anaren has been a customer of Celeritek for a number of years. Over the past couple of years, prior to March 4 2002, Anaren and Celeritek's management have discussed the possibility of sharing technologies, and at times Anaren has sought to discuss a potential business combination. Mr. Tamer Husseini, Chairman, President and Chief Executive Officer of Celeritek has consistently informed Anaren that he was interested in potentially leveraging technologies but was not interested in any form of merger or other business combination.


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On March 4, 2002, Anaren contacted Mr. Husseini by certified letter to express its continuing interest in discussing the terms of a possible business combination transaction with Celeritek. Shortly thereafter, Mr. Husseini orally responded that he was not interested in discussing any such transactions.

Also from the May 8, 2002 call:

Q: ... the Company has not made a profit in four years and is not projected to make a profit for the next year at least if not two. So that is six years of no profitability. I think Jeff's statement was right to say if there are offers why can't you bring those to shareholders to let us decide if we think the Company's worth $15 or $18 or whatever it is? [Emphasis added] How do you feel you are doing your fiduciary responsibility if your not putting it in front of shareholders to see what the Company's worth?

The Caller: Let me make a statement. After my last conference call, I got contacted by multiple companies looking to buy your company specifically [emphasis added] and said these were venture firms representing people saying you are right we have looked at them, we did try to contact them. We were glad that a shareholder on that conference call made that statement because basically we got sent away and forget it we don't want have anything to do with you. Maybe that is not right, but as a shareholder that is a little disheartening to hear that somebody from the Company was on the conference call and heard someone say I hear there are buyouts. People have looked at buying the Company, and you're not giving them or not letting them do the due diligence to sell the Company. Is just completely misrepresenting information?

Mr. Tamer Husseini: I am not familiar with what you are discussing.

The Caller: What I'm saying is last conference call I said the industry is consolidating. I am worried you guys are going to get (inaudible), and maybe we should look at merging this Company with somebody else that has a better cost structure that can put on the power amps on their product line, and afterwards I received companies contacting me saying yes we are interested in looking at Celeritek, but every time we do, management is unreasonable in talking to us and has ridiculous evaluations of what their stock is worth. [Emphasis added.] I think the street is telling you what they think your stock is worth, the way it is trading off of its cash. Yet you differ from everybody else in the world, and you will not even talk to people that are willing to buy you. That would even help the shareholder value today. If we merged with a larger Company and their stock did something - whether it went up or down - we can make a decision. You guys sell this Company for $15 or $18 a share. You think its worth more or less then we can make the decision if we want to sell that stock at that point. We just made a 50 to 80 percent premium to market. This is where I'm sitting as a shareholder now. Justify to me or explain to me what am I missing? I'm trying to be reasonable here.

Mr. Tamer Husseini: I believe you are a reasonable person. My experience of listening to you on the phone for the last two quarters indicates that. The reality of it is I believe the Company is worth a lot more than what it is being reflected in the market. Maybe I'm the only one that says that, but I am (multiple speakers).


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Q: Is now the right time to sell? What about the potential for Celeritek's semiconductor business to come back.

A: We believe the company's historical inability to execute, combined with the cyclicality of the industry and Celeritek's relatively thin product line equals too much risk. The company's recent quarterly results demonstrate that despite the fact that the industry has been in a downtrend, Celeritek has been slow to react. The company's loss of $4.6million in the quarter from continued operations was the worst operational performance by the company in 8 quarters. Continued losses and cash burn are projected for next quarter and our models suggest that the company's revenues would have to more than double from the most recent quarter for the Company to breakeven. While Tamer Husseini demonstrated unwavering confidence in their business plan in the April 30, 2003 press release, "We are executing on our plan to broaden our customer base and drive market share gains and profitable growth. This quarter underscores the power of our Tavanza acquisition. Which combines leading edge technology..." the numbers speak for themselves. Book Value per share which stood at $13.30 per share as recently as of the end of the third quarter of fiscal 2001 currently stands at $8.62 per share as of the end of the fourth quarter of fiscal 2003, a decline of 35% in only 9 quarters. Net Cash per share, despite any "meaningful" uses of cash for acquisitions and no share repurchases, is down to $7.38 per share as of the end of the most recent quarter from $10.10 per share after the completion of their secondary in the second quarter of fiscal 2001, a decline of 27%. During this period we have seen no meaningful increase in customers despite the touted investments in R & D and technology.

While the company states in their slideshow optimism for future growth, as you will see from this commentary from their May 8, 2002 conference call discussing their outlook for fiscal 2003, they have been overly optimistic before:

"Now fiscal '03. Fiscal '03 is starting out on a much better start than fiscal '02. '02 started out by getting a lot of cancellations to our backlog at the time. This year we are starting out on the contrary where we're seeing very strong demand for our CDMA power modules. So far this year in the first five weeks of the quarter we have had a very nice increase in the backlog. And we have had very good growth and shipments that is leading us in our CDMA products. So we are very encouraged with the progress that we are seeing so far in the year. And as Peggy said to you in the first half we have our backlog in place to do our numbers. We are continuing to implement our strategy and investing more in our engineering and more in our sales and also developing a lot of new products so we can increase our customer base. Overall I believe the Company in the right marketplace. When the wireless world recovers, the Company will be ready because we will have a lot of new products and a lot of capabilities ready to participate in the growth moving forward.

Celeritek reported a net loss for 2003 of $17 million.

Q: What about the customers they cite in their slide show; say they are working with Motorola, Samsung, and two Korean ODM's and private label manufacturers.


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


A:  Lets take one at a time.

Motorola- Recall Celeritek's history with Motorola. Celeritek was originally selected by Motorola as a power amplifier supplier for Motorola's V-series cellular phone platform, and then was later selected to be one of two suppliers for Motorola's next generation CDMA platform. In November of 2002, Motorola informed Celeritek that in an effort to more effectively manage its supply chain it was reducing the number of suppliers for the company's products. The net effect on Celeritek was that they were eliminated as a power amplifier supplier for the next generation platform, in favor of RFMD becoming the sole supplier. Furthermore, from a financial point of view the business with Motorola was a disaster with significant charges following reported profitability.

Samsung-has been a "disappointment" for some time. While the Company has continuously cited Samsung as an important customer it has yet to result in any significant orders. In fact, as far back as May 2002 (on the company's quarterly conference call), Mr. Husseini expressed frustration with this account.

THE CALLER:
I know Samsung has been talked about before. Could you bring us up to speed on the latest developments with Samsung?

MR. TAMER HUSSEINI:
Samsung has been a very slow progress for us. They are very deliberate and very meticulous about their evaluation. We have recently received some releases on very prototype type production -- I'm talking about in the neighborhood of 20 some odd thousand units. I am being told that that is the nature of the customer, and they will move very slowly before putting in a new supplier like us. I continue to be optimistic that we will succeed with Samsung because they have been working with us all this time, and they like the performance of the product.

Celeritek has made much of their attempts to get in the Korean market. What is particularly disconcerting to us is it appears they are trying to buy their way into the market. As you can see from this excerpt from the Celeritek's December 2002 10Q, the company appears committed to one of these designers and is currently a creditor.

In December 2001, the Company invested $0.5 million in a Korean handset design company. On April 1, 2002, the Company invested an additional $2.0 million in the handset design company. The Company does not have significant influence over the management of the handset design company and accordingly has accounted for the investment on a cost basis in all reported periods. The Company reviewed the investment as of December 31, 2002 and determined no indicators of impairment were present that would indicate the current carrying value of the investment was impaired. In December 2002, the Company made a loan of $0.5 million to the handset design company. The loan carries interest at the market rate and has a six-month term. In the event of default, common stock equivalent to the value of the loan would serve as collateral in.


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


Q:  What about the Tavanza acquisition?

A: We believe that the Tavanza acquisition and way it was presented demonstrates a lack of fiscal analysis. When discussing the purchase on their 3rd quarter conference call, the management consistently referred to the acquisition as not resulting in a meaningful cash payment. They claimed this would give them a lead in the industry and that it was simply a good technological acquisition. The following is from the October 6, 2002 2nd quarter conference call.

Peggy Smith-Chief Financial Officer:

We haven't disclosed the details of the deal, but it's not from a cash point. It's a cash deal, it's not material. There's about - currently I think there's 15 to 20 employees, technical people. They're located here in Sunnyvale. Our plan is to move them into our building where we are here in Santa Clara.

Analyst:

What is your thought process on the pay back of the business that you guys just bought? How long until the amount of money that you've invested plus the I guess 3 million plus a year spending? You kind of get some wins there up and running and you get your $10 million paid back or whatever it's going to cost you to do this?

Husseini:

This business is really what we are [inaudible] a lot of intellectual property and a lot of engineering talent. At this stage, what we are targeting is increased - penetration in the Korea market specifically, and later in the China market utilizing the GSM capability. Truthfully, the decisions were made purely on an engineering and the technology that I believe the company required, and not unnecessarily on analyzing the financials at this time.

Analyst:

Okay. So when I look at that cash expenditure, what is - I think you all must have run some program internally to determine what the return on capital you expect off that project would be. What is that number?

Hussieni

Again, the reason we bought that business is for the technology and the enhancement of our gross margin because we believe that it will allow us to increase our market share and our - because we will be offering technology and products that are very competitive and we believe that there probably are ahead of the competition by several months at this stage.


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Analyst:

Okay. Again, I don't mean to stand on this particular issue, but I'm looking at an expenditure in excess of $7 million which is 7 percent of your cash balance. The cash balance has been burned down for the last several quarters by a weaken environment and I'm concerned, as a shareholder quite frankly, that to recapture that on the existing revenue line that the company has is impossible. If you're talking about an industry that is changing so rapidly that you're getting a four month lead over your competitors on this new technology, then that technology will disappear within a year. So how much of a benefit will it actually contribute on the gross margin line? That's really the question I'm trying to get to. Can I model this out and come up with a gross margin that is twice your current rate? And if it's not, then it doesn't look like the pay back is high enough to warrant the investment. And that's what I want to understand it so I can model this in.

Well, I'm afraid we're not going to be able to help you much at this time and we might be able to do so at a later time.

This topic of conversation was continued on the January 16, 2003 call:

Analyst:

Yes. You know, last quarter we heard of an acquisition where you did not have a targeted cash on cash return or payback period. Now this quarter you're telling us about burn rates of $3 million or $4 million of cash a quarter and hopes and prayers of spending your way out of this. And in light of having an approach by a shareholder who wants to buy the rest of the company, substantially greater than where the stock is (audio gap) to understand what you're going to be doing for shareholders other than hoping and praying and expecting at some point for things to turn.

Husseini:

We don't pray around here. We work very hard on developing new products. And that's what we've been doing, that's what we have done in the acquisition of Tavanza. Last quarter we announced the acquisition of Tavanza, we were in the process of rationalizing the head count and that's what we've done. Our strategy continues to be to develop new products, expand customer base and we are doing that and we see progress in that light.

Analyst:

Well the market is trading your stock at about $6.50, and depending on how you want to look at the cash, you have somewhere between net, between seven and three-quarters and eight dollars net cash on the books so the market is discounting your ownership of cash. And what do you think of where your stock is in relation to the value of the company?


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


Husseini:

You know, in spite of the down turn in the business for several quarters now and not only at Celeritek but in the economy. The company has not used any cash up 'til now, and we believe that that's a very good accomplishment and that's all I can tell you right now.

Analyst:

But versus where your stock is, I mean, you know, there is somebody willing to pay eight and three quarters and the stock seems to be stuck at six and a half even below the net cash on the books. Do you find your stock to be cheap in relation to the--where it trades. You obviously don't want to--you don't think it's--you don't think eight and three quarters is fair.

Husseini:

I'm not following that you have a question. You obviously have a statement and opinion to make and you've made it. Thank you very much.

In addition to the financial questioning the timing of the acquisition was also questioned:

Analyst:

Okay. All right. I guess the only other thing is that I mean it strikes me that the timing of this acquisition strikes me as a little bit subject - I mean, the company has not been able to generate profits, you've got declining revenues, you're taking guidance down, and I guess the question I have is, you know, is the real reason you're making this acquisition to discourage Anaren [phonetic] from [inaudible]?

Husseini:

We're making this acquisition for the specific reason stated. They have an outstanding technology, it fits with our requirements to expand our customer base. They have capabilities in wireless LAN. They have capabilities that - the product is some of the smallest physical volume available on the market today. We made those decisions purely on these strategic basis.

Q: Celeritek states that your new Board has no working knowledge of its business and no stated plan for once you are elected.

A: This is rhetoric intended to put fear in the hearts of investors. It is a fact that no one on our Board has actually been employed at Celeritek. However, we have put together a Board which combines extensive experience in the markets that Celeritek serves, extensive operating experience and significant share ownership. Specifically, we have on our Board Michael Targoff, a former Chief Operating Officer and President of Loral Space and Communications, who oversaw a revenue base of approximately $1.8 billion and managed the company through a $700 million acquisition. In his approximately 2-1/2


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


years in this position, Loral shares increased over 50%. Another impressive member of our Board is Milton Borkowski who served over 40 years at Westinghouse Electric and Northrop Grumman. As Vice President and General Manager of the companies Command, Control, Communications, Intelligence and Naval division, Mr. Borkowski oversaw a division with over $1 billion of revenue and approximately 5,000 employees. We have Kevin Douglas who founded and sold Backwater Cellular, Corp. to Verizon Wireless and currently oversees Douglas Communications. He currently owns 353,400 shares of Celeritek. We have Lloyd Miller an independent investor with a long-term successful track record. Mr. Miller sits on numerous boards of public companies and has extensive experience as a deal maker. Mr. Miller currently owns 232,100 shares of Celeritek. We have Kent Potashner who has been Chairman and/or President of Maxwell Technologies for approximately 8 years, and has extensive operating, technological and deal-making experience. Finally, we have Bryant Riley, the founder of B. Riley and Company, a brokerage firm that has done extensive research on Celeritek and its industry.

Q: Hasn't the Company addressed the Committee's issues with their new corporate governance plan?

A: While we are pleased that the company has taken measures that can improve their corporate governance, we remain suspect. The first question is why now as opposed to earlier? It takes calling a special meeting to replace the board to get this board to focus on corporate governance issues. It required calling a special meeting to replace the board in order to even address the corporate governance issues. The real question remains "what would be the current stance and status" of this board had the Shareholder Protective Committee not been formed in order to take action.

Celeritek touts the "independence" of its Board Members -- the Board includes only one executive officer of the company. Moreover, it is our belief that the Board's independence borders on disinterest and irresponsibility. However, there are certainly examples of questionable management practices and Board responses. A glaring example of this, is the recent change of control contracts that were put in place for Mr. Husseini and Mrs. Smith, the Chief Financial Officer of Celeritek. These potentially lucrative agreements were put in place approximately two days after Mr. Riley wrote Mr. Husseini to inform him of his equity ownership and the possibility of calling a special meeting, and about 11 days after Celeritek announced that its significant customer Motorola, which generated over 40% of its revenues in the prior year, had not chosen Celeritek to supply them with components for their next platform of cellular phones. Why an "independent board" would reward these executives with these lucrative contracts immediately after these events is questionable at best. In addition, these contracts were not filed with the SEC at the time they were entered into and were only made public with the filing of the company's proxy statement on April 7, 2003. If this were a positive development for shareholders you would think that Celeritek would have announced these contracts at the time they were signed.

In addition, the Celeritek Board of Directors did not take any actions to elect a new independent member until after the Committee was formed. Neither did they take any action


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to remove the poison pill. The Committee submitted a proposal that the chairman of the Board be an independent director, which the company has requested the SEC to concur may be eliminated from the company's proxy statement. This is fairly characterized as an "anti-corporate governance" response. On March 25, 2003, after the Committee announced that it was seeking to improve corporate governance in its press release on March 5, 2003, the Board put out a press release stating that they had formed neutral nominating committees and compensation committees and were considering other "corporate governance" reforms. The Board, having acted only in response to criticism from shareholders, is properly characterized as being a "late convert."

Q:  Have you tried to talk to the Company about your concerns?

A: We have discussed in our frustrated attempts to communicate with the Board directly. In fact, it was made quite clear to Mr. Riley by the C.F.O. of Celeritek that no members of the Board would be talking to him despite the concerns set forth in his initial Schedule 13D filing. The following quote is from an email that was sent to Mr. Riley when he asked for contact information for the Directors:

         "The board members do not comment on an individual basis on company matters."

This should not have come as a surprise. At the 2002 annual meeting shareholders were told that that the Board would not be answering questions directly and were instructed to ask all questions of Mr. Husseini directly.

Q:  Why do you believe the Board is not responsive to shareholder concerns?

A: While the Celeritek proxy says Mr. Husseini "owns" 2.9% of Celeritek's shares over 68% of this ownership represents 249,349 options granted from the company. The other five directors currently have a combined position totaling less that 1% of the shares outstanding, a major portion of which also come from option grants. We believe the Board's lack of share ownership provides a disincentive to its members to act in what is best for the shareholders. Collectively, the members of the proposed slate of Directors own 10.6% of the company. In addition, many of the options that are owned by the current Board and the management team are exercisable at prices significantly higher than the current share price. This brings in the question of incentive. For example, at the price that Anaren originally suggested of $8 3/4, few if any of the options owned by Mr. Husseini and the Board would be worth anything. The fact that Mr. Husseini would make more in one year through his salary than he would in the profits on his shares (in such a hypothetical sale) would clearly give him a disincentive to move forward with a sale at such price levels.

The Board reacted to our concerns regarding their corporate governance policies by implementing a number of initiatives "designed to further strengthen Celeritek's corporate governance practices." Among these items was the creation of a Lead Independent Director, establishment of a Corporate Governance and Nominating Committee comprised solely of independent directors and an amendment to Celeritek's


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Shareholder rights plan to include a "qualified offer" provision that would exempt certain acquisition offers from the plan. Again the first question is timing, it is convenient to put these measures in place after a special meeting has been called to remove the existing Board. Given our concerns and the past actions of the "independent board" we are not overly enthusiastic regarding these amendments. With regards to the "qualified offer" amendment to the "poison pill," the Board retains the right to subjectively determine whether an offer is "qualified" or not. It is unclear to us how this changes the existing pill as these same Board Members would not even take the time to meet with Anaren without a Standstill Agreement in place. How would they have known if Anaren's offer would have qualified?

Q:  If elected, what would the new Board of Directors try to accomplish?

A: First we will remove the "poison pill," which should signal to potential acquirers that there is a new culture of open-minded dialogue.

Second, we will review any progress Lehman Brothers has made in identifying alternatives.

Third, we will meet with key operating and technical management to confirm that our discontent is with an entrenched board, not with them.

Next, we will use our contacts in industry to identify causes of customer issues and solutions.

Q: How would the new board be compensated and how does this compare to how the present board is compensated.

A: Our new board will not initially be paid a cash retainer or a "per meeting" fee. Instead, they will receive options for 75,000 shares each, with a price set after the Committee was formed. These options give the board - just like other holders - a reward if the Company is sold at an attractive price.

Q: The company announced that they have hired Lehman Brothers to explore possible directions for the company and have even invited Anaren back to perform due diligence. Isn't this good enough?

A: We cannot tell what instructions the board gave, and what terms of this engagement are, because the Company refused to let us review the contract with Lehman Brothers.

Q:  Why am I receiving this proxy statement and proxy card?

A: You are receiving this Proxy Statement and WHITE proxy card because you beneficially own shares of Celeritek, Inc. common stock. This Proxy Statement describes matters on which you are entitled to vote as a Celeritek shareholder at the Special Meeting of Shareholders to be held 10:00 a.m. local time on Monday, May 19, 2003 and with respect to which the Celeritek Shareholder Protective Committee is seeking your support. These matters include the removal of ALL current members of the Company's


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Board of Directors; and, if approved, to fill the vacancies on the Company's
Board of Directors by electing new directors to serve until the next annual meeting of shareholders or until the election and qualification of each of their successors.

You will be receiving two proxy statements, and corresponding proxy cards, for the matters to be voted on at the Special Meeting. One is from Celeritek and the other is this Proxy Statement. EACH OF THESE PROXY STATEMENTS RELATES TO THE SAME MATTERS--REMOVAL OF DIRECTORS AND ELECTION OF THE SHAREHOLDER COMMITTEE NOMINEES AT THE SPECIAL MEETING.

When you sign the enclosed WHITE proxy card, you appoint Bryant Riley and Lloyd Miller as your representatives at the Special Meeting. Mr. Riley and Mr. Miller or their representative will vote your shares of Celeritek common stock at the Special Meeting as you have instructed on the proxy card. As such, your shares of Celeritek, Inc. common stock will be voted whether or not you attend the Special Meeting in person. Even if you plan to attend the Special Meeting in person, it is a good idea to complete, sign, date and return your WHITE proxy card in advance of the meeting, just in case your plans change. If you attend the Special Meeting and vote in person, then any proxy card you have previously submitted will be revoked.

If an issue comes up for vote at the Special Meeting that is not on the proxy card, Mr. Riley or Mr. Miller or their representative will vote your shares of Celeritek common stock, under your proxy, in their discretion.

Q: What is the record date?

A: The record date for the Special Meeting is April 4, 2003. Only holders of record of Celeritek, Inc. common stock as of the close of business on that date are entitled to notice of, and to vote at, the Special Meeting.

Q:  How many shares are outstanding?

A: As of the record date, there were 12,342,164 shares of Celeritek, Inc. common stock outstanding.

Q: What am I voting on?

A:  You are being asked to vote on:

o the removal of all the current members of the Board of Directors of Celeritek, Inc.;

o elect the shareholder committee nominees to fill the vacancies on the Company's Board of Directors created by the removal of the current directors. These new directors will serve until the next annual meeting of shareholders or until the election and qualification of each of their successors.


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Cumulative voting is not permitted and dissenters' rights are not applicable to either of the matters being voted upon.

Q:  Who is the Celeritek Shareholder Protective Committee?

A: The Celeritek Shareholder Protective Committee was formed on February 27, 2003. Its members are Bricoleur Capital Management, Lloyd Miller, Kevin Douglas,
B. Riley & Co. and B. Riley and Co. Holdings, LLC. The Committee owns 1,265,675 shares of Celeritek, Inc., representing approximately 10.26% of the outstanding shares.

Q:  Why was the Celeritek Shareholder Protective Committee formed?

A: The Committee believes the full value of its investment is not being realized under the existing Board.

Q:  Why does the Committee want to replace the current Board?

A: The financial performance of Celeritek has been dismal. The Board has entrenched itself with corporate-governance-hostile anti-takeover provisions. The Board has generously rewarded management in spite of the stock's decline of over 80% in three years. A proposal to purchase Celeritek at a premium was rejected by the Board of Directors without consulting shareholders. In light of these facts the Committee believes replacing the board with shareholder-friendly directors is the only remedy to the current financial malaise that pervades Celeritek. Each of the Committee's nominees are highly qualified, with extensive industry experience.

Q:  What are the Committee's plans for management of the Company?

A: If the Committee is successful we will evaluate all members of senior management and retain those who can make a positive contribution to turning the Company around. The Committee has no intention of removing any of the hardworking engineers and employees of Celeritek.

Q: How do I vote in favor of the Celeritek Shareholder Protective Committee proposals?

A: You may vote by mail or you may vote in person at the Special Meeting. To vote by mail, you must sign and date the WHITE proxy card and mail it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted:

o   To remove all of the current members of the Company's Board of Directors;
    and,

o To fill the vacancies on the Company's Board of Directors created by the removal of the current directors by electing the shareholder committee nominees to serve as members of the Board of Directors until the next annual meeting of shareholders or until the election and qualification of each of their successors.


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We encourage you to examine your proxy card closely to make sure you are voting all of your shares in Celeritek, Inc.

To vote in person at the Annual Meeting, you should attend the Special Meeting and fill out a written ballot that will be distributed to Celeritek, Inc. shareholders at the Special Meeting. If you hold your Celeritek common stock through a brokerage account, but do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q:  What if I change my mind after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may revoke your proxy by signing another proxy with a later date, voting in person at the Special meeting or giving written notice to the Secretary of Celeritek, Inc.

Q:  How many votes do you need to hold the annual meeting?

A: Holders representing a majority of the outstanding shares of Celeritek, Inc. common stock as of the record date must be present either in person or by proxy in order for a quorum to be present at the Special Meeting to conduct business. Shares are counted as present if the shareholder has voted in person or by proxy. Votes to "withhold authority," abstentions and "broker non-votes" with respect to any matter count toward determining whether a quorum is present.

Q:  What if I abstain from voting?

A: Abstentions are counted as present for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal to remove directors; abstentions are not treated as votes for or against the election of directors.

Q:  How many votes are needed to remove the current Board of Directors?

A: Under California Law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting is required to adopt the proposal.

Q:  How many votes are needed to elect the Shareholder Committee nominees?

A: Under the Company's Bylaws and California law, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present is required to elect the Shareholder Committee Nominees.

Q:  How are votes counted?

A: You may vote either "for", "against" or "abstain" with respect to our proposal to remove all the members of the current Board of Directors. You may vote "for" all of the


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Shareholder Committee Nominees or you may "withhold authority" for all or any individual Shareholder Committee Nominee. If you sign your WHITE proxy card and indicate no further instructions, your shares of Celeritek, Inc. common stock will be voted:

o   for the removal of all members of the current Board of directors; and

o   for the election of the Shareholder Committee Nominees.

Voting results will be tabulated and certified by Celeritek's transfer agent, EquiServe.

Q:  Where can I find the voting results of the special meeting?

A: The final voting results will be detailed in Celeritek's quarterly report on Form 10-Q. Celeritek, Inc. will file that report with the Securities and Exchange Commission, and you can get a copy by writing to the Corporate Secretary of Celeritek, Inc. at 3236 Scott Boulevard Santa Clara, CA 95054; or, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room; or, going to the SEC's Internet site, www.sec.gov.

Q: What is the sequence and time-line of events that led to calling a special meeting to replace the Board of Directors.

A: The formation of the committee began after, on November 5, 2002, Bryant Riley met with Larry Sala, the Chairman of Anaren Inc. at the A.E.A. conference. By this time, Anaren had spent the better part of the year attempting to engage Celeritek in conversations to discuss a possible merger/acquisition. Mr. Sala expressed frustration with the situation and with the shareholders of Celeritek. In particular, he said that he could not understand why the owners of the Company, the shareholders, were unwilling to more aggressively challenge the board and management of Celeritek to act in a more shareholder friendly manner.

This conversation struck a chord with Mr. Riley as his firm recently had composed an index of companies that had cash rich balance sheets (the CRTS Index). This index was featured in a Barron's article the previous month and had caught Mr. Sala's attention because, in it, B. Riley & Company had referred to Celeritek's shareholder enhancement commitment as "Disgusting: Management refuses to give [the] Anaren proposal serious consideration despite deteriorating business." Outside of Mr. Riley agreeing that this was a frustrating situation, nothing more took place.

On November 11, 2002, Celeritek announced that it would be significantly missing earnings estimates and that its largest customer, Motorola, had not chosen Celeritek to provide components on Motorola's next generation of cellular phones. Celeritek's shares traded down to a multi-year low. Mr. Riley called Mr. Sala to see if he wanted to buy more shares for Anaren (Anaren had previously announced its purchase of over 6% of Celeritek in the open market), but Mr. Sala declined.


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Mr. Riley then purchased over 5% of Celeritek's outstanding shares for his own account and then wrote and called Mr. Husseini, the CEO and Chairman of Celeritek, to alert him to his ownership position and to see if Mr. Husseini had reviewed his previously announced "stand-alone" strategy, given the deteriorating fundamentals of the company. Mr. Husseini, told Mr. Riley that, due to the Thanksgiving holiday, it would be difficult to get to all the Board members quickly but assured him that he would do so and call Mr. Riley back. After writing to Mr. Husseini, Mr. Riley also wrote a letter to all the Board members to alert them to his point of view, and urged them to contact him so they could speak further on the subject. When he did not hear from the Board members, Mr. Riley emailed Celeritek's CFO, Peggy Smith to ask if he could get contact information for the directors and was told that she was "not at liberty to give [Mr. Riley] the addresses of the individual board members." Mr. Riley then attempted, through public filings to locate the numbers/emails of the Board Members and began aggressively calling them. On December 2, Mr. Riley was finally able to get in contact with two of them, Tom Hubbs and Robert Gallagher (he reached them after numerous messages went unanswered and they happened to answer their own phone). Mr. Gallagher was dismissive and seemed uncomfortable. While he assured Mr. Riley that the Board was working in the best interests of shareholders he also said he was uncomfortable speaking directly with shareholders. Mr. Hubbs was more responsive and said that he understood Mr. Riley's request, that there would be a Board Meeting in the coming weeks, and that the Board would meet independently of Mr. Husseini to discuss Mr. Riley's
Schedule 13D filing. Mr. Riley asked Mr. Hubbs if he could come to the Board Meeting and talk to the Director's to give him his viewpoint. Mr. Hubbs said he would discuss this issue with the other Board members and call back. Mr. Riley is still awaiting that call.

During this time, Mr. Riley was called numerous times by other shareholders who shared his concerns. These calls confirmed his belief that there was an unhappy shareholder base that believed that Celeritek should be more open to acquisition overtures. Upon reviewing transcripts of previous Celeritek conference calls and after further conversations with shareholders, Mr. Riley came to the conclusion that Celeritek was being run like Mr. Husseini's private and independent fiefdom with no regard for its shareholder base or the deteriorating fundamentals of the company.

Mr. Riley determined that a large number of shareholders were unhappy with the situation. Upon review of Celeritek's Bylaws and the California corporate code, it was concluded that an owner or group owning over 10% of the shares outstanding could call a Special Meeting to remove all of the current members of Celeritek's Board and to elect a new slate of directors. However, due to Celeritek's poison pill, which takes effect once a group or shareholder owns over 15% of the outstanding shares, the group should own less than 15%. Mr. Riley then approached Bricoleur Partners, Lloyd Miller and Kevin Douglas about forming a group to call a special meeting and the committee was formed.

Q:  Why do you believe that the Board has "protected" incumbent management.

A: As is disclosed both Celeritek's and the Committee's proxy statements, shortly after Mr. Bryant Riley contacted the company stating that he was filing a Schedule 13D, and after he told the Company's CEO that he and other shareholders were concerned about


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the Board and management's apparent rebuffing of a proposal by Anaren Microwave, and after Mr. Riley attempted to contact managers and Board of Directors' members about these issues, Celeritek signed change of control agreements with the two senior members of its incumbent management. This is clearly a "protection" of incumbent management. When coupled with its late disclosure and the fact that despite poor results, the managers received raises, we feel it is a fair statement to say that the Celeritek Board has protected the incumbent management.

Q: What has the Board done to discourage proposals to purchase the company at a premium.

A: The Celeritek Board has a history of discouraging premium proposals for the company. For example, although the Anaren proposal was only preliminary, the Board's actions with respect to that proposal had the effect of discouraging a more formal proposal.

Specific examples of such "discouragement" include:

o   The Board failed to respond to Anaren's March 2002 proposal.

o After the Anaren proposal was renewed in the summer of 2002, the management and the Board stated that it would be put on the August Board meeting agenda when the proposal was advanced in June.

o Following Anaren Microwave's second letter to the company, indicating its interest in opening discussions, the company publicized the existence of its poison pill and other anti-takeover measures. There was no apparent reason to do this except to remind Anaren and any other potential suitors that these measures were in place. This can be properly interpreted as an attempt to discourage a proposal.

o The Board members refused to discuss with Mr. Riley his concern that the Board appeared not to be responding to the possibility of an Anaren offer.

o Other shareholders have complained on the company's earnings conference calls that their inquiries about this matter have been rebuffed. For examples of this, please see the conference call excerpts included in this Q&A, including a denial by Mr. Husseini that he had received "offers" when he knew he had received requests to negotiate.

o After shareholders began to pressure the company about its lack of response to the Anaren proposal, the Board entered into change of control agreements which will significantly increase the cost of any acquisition of the company if exercised.

o The Board has declined to remove the poison pill and only suggested in its April 7, 2003 press release that it would make unspecified modifications to it after a special meeting of shareholders was called to remove the Board.


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o   On a conference call for the fourth quarter of 2002, the company's chairman made statements indicating that he was not interested in a traditional purchase approach.

o The Anaren indication of interest was at a price that was 27.7% above the company's trading price at the time, thus supporting the fact that this proposal would have been a "premium" price.

Q: Why does the Committee think that the new change of control severance agreements are exorbitant.

A: Whether the change of control severance agreements are "exorbitant" may be a matter of opinion. However, as the company's own late disclosure of this matter indicates, the change of control severance agreement with Mr. Husseini will provide him three times his salary and bonus if he is discharged and allows him to resign for no reason whatsoever, including to start a competing company or work for a competitor, and receive 100% of his previous compensation as a departure payment. While this may not be exorbitant in Mr. Husseini's view, a payment over $1.2 million if a person is terminated and a payment of over $400,000 if he voluntarily resigns, is exorbitant in the view of most ordinary shareholders. For a company with the earnings and performance record of Celeritek, we think these payments are fairly characterized as exorbitant.

Q: What value does the "market" place on the Board and management team at Celeritek.

A: Less than no value at all. The company has been trading below the per share value of its cash. It is a fair statement to conclude that the market therefore places no value on the operations and management of the company.


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